EXHIBIT 23.4
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
We hereby consent to the references to our firm in this Registration Statement on Form S-1 to be filed by Resolute Energy Partners, LP on or about September 27, 2007, and to the inclusion of our audit letter, dated August 31, 2007, as an appendix to the prospectus included in that registration statement and/or as an exhibit to that registration statement. We further consent to the reference to our firm as experts in this Form S-1, including the prospectus included in this Form S-1.

NETHERLAND, SEWELL & ASSOCIATES, INC.
By:	/s/ Frederic D. Sewell
Frederic D. Sewell, P.E.
Chairman and Chief Executive Officer

Dallas, Texas
September 27, 2007